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                                    EXHIBIT 2



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PRESS RELEASE
                  FUTUREMEDIA PLC ACQUIRES AKTIVNA OBJECTS LTD

   ACQUISITION SPEEDS DEVELOPMENT OF NEW GENERATION LEARNING MANAGEMENT SYSTEM

ARUNDEL, U.K., APRIL 24, 2003 -- E-learning solutions provider Futuremedia PLC (Nasdaq: FMDAY) today announced that the Board of Futuremedia and the owners of web tools and software developer Aktivna Objects Ltd have agreed for Futuremedia to acquire Aktivna Objects.

Aktivna Objects' suite of content management tools is to become a core element of Futuremedia's new generation Learning Management System (LMS). The new LMS is expected to be compatible with all existing Human Resources systems, as Aktivna's tools have been developed based on open standards and technologies, and support an unlimited number of languages.

The all share deal values Aktivna at approximately 3.7% of outstanding Futuremedia stock. Aktivna Objects is expected to be fully integrated into Futuremedia. Vladimir Donchenko, presently Managing Director of Aktivna, is expected to join Futuremedia's R&D team as a Software Engineer-Consultant. The acquisition is subject to final documentation and customary closing conditions.

Jan Vandamme, Chairman of Futuremedia, said: "We believe that Aktivna's modular design and open standard approach will be a solid building block, which should provide us with a significant boost to our efforts to create a new generation LMS, offering our customers increased ease of use and flexibility."

Vladimir Donchenko, Managing Director of Aktivna Objects Limited commented: "The installed base of Aktivna will continue to be serviced, but in future we will fully integrate our products into Futuremedia's new LMS. We believe that the acquisition of Aktivna by Futuremedia represents a great opportunity to contribute to the eLearning industry. By embedding our technology into Futuremedia's new LMS, Futuremedia should be able to decrease the time to market of the new product and create an opportunity to offer the LMS in languages other than English. We have a history of operating across national borders and beyond cultural differences, and believe that this acquisition will further increase the attractiveness of Futuremedia's integrated offering, promoting the development of improved industry standards."

ABOUT AKTIVNA OBJECTS LTD

Aktivna Objects is a young company specialising in Internet applications development, consulting and graphic design. Aktivna believes that solutions based on the latest technologies, open standards and featuring a user-friendly interface with high quality graphics should be available at affordable prices to a wide public.

ABOUT FUTUREMEDIA PLC

Futuremedia PLC (est. 1983) is a Solutions Provider in the growing e-learning market with 20 years experience in the interactive media field supplying products and services to industrial and commercial business sectors and government, mainly in the UK and Continental Europe.

The Company has a proven track record in providing knowledge and training via Solstra, its proprietary Learning Management System which in its largest application has a capacity for 240,000 users. Incorporated within its principal

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operation headquartered in the UK, Futuremedia's Professional Services team identify and specify client requirements and Futuremedia's Content Studio then design and develop custom content for clients' needs. The Futuremedia Library unit specifies and administers any content required from its comprehensive range of third party products. The Solstra Team deploy Futuremedia's own Learning Management System enabling training to be rapidly administered, delivered and progress tracked.

Futuremedia's customers include Royal Mail, Syngenta, BUPA and BT. Training content from partners SmartForce, Centra Software, SkillSoft and NETg is supplied and supported.

Futuremedia can be found on the Web at http://www.futuremedia.co.uk.

"SAFE HARBOR" STATEMENT UNDER SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934

This press release contains forward-looking statements related to future results and speaks only of the Company's expectations as of the date hereof. Such statements include discussions concerning the Company's financial performance and the performance of its products. Such statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from expectations. The risks and uncertainties include the early stage of the e-learning market, the management of growth, the ability of the Company to continue to attract new funds if and when needed, the ability of the Company to integrate acquisitions, and to develop and successfully market new products, rapid technological change and competition, and other factors detailed in the Company's filings with the US Securities and Exchange Commission. The Company expressly disclaims any obligation to release publicly any updates or revisions to any such statement to reflect any change in expectations or in information on which any such statement is based.

All product names and trademarks mentioned herein are trademarks of Futuremedia or their respective owners.

CONTACT:
          Futuremedia

          Media: Kay Phelps
          +44(0)1932-761 889
          kay.phelps@btinternet.com

          Investor Relations: Mats Johansson
          +44(0) 1243-555 000
          ir@futuremedia.co.uk


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